Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS

THIRD QUARTER 2016 FINANCIAL RESULTS

Company Announces Filing of Restated Financial Statements in Amended Annual

and Quarterly Reports Filed with the SEC

Investor Conference Call to be Held at 8:00 a.m. Eastern Time on

Tuesday, December 13, 2016

MADISON HEIGHTS, MICHIGAN, December 12, 2016 — InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported financial results for the quarter ended September 30, 2016.

Third quarter 2016 overview:

•	Net Revenues totaled $17.2 million, a decrease of 6% versus third quarter 2015 net revenues of $18.3 million.

•	Net Collected Revenues decreased 4% over last year’s comparable quarter.

•	Net Collected Rental Revenues decreased 10% over last year’s comparable quarter.

•	Product sales increased 40% to $2.6 million over last year’s comparable quarter.

•	Bad debt decreased 24% for the quarter compared to the prior year period, as a result of increased Direct Payor revenue and the Company’s increased focus on new payor contracts and patient collections.

•	Net Income of $56,000, or diluted EPS of $0.00, compared to third quarter 2015 net income of $1.1 million or diluted EPS of $0.05.

•	AEBITDA decreased 27% to $3.4 million and AEBITDA margin was 20%.

Management Discussion

Eric K. Steen, chief executive officer of InfuSystem, said, “The financial results of the third quarter of 2016 were impacted by many factors, several which were one-time events. Our world changed quickly when in April 2016, the Center for Medicare and Medicaid Services (“CMS”) instituted industry wide changes to the reimbursement process for Medicare patients utilizing at-home ambulatory pumps for oncology treatments. We responded quickly and took 1,800 infusion clinics to a direct bill to the provider business model, all while rolling out a new IT system and continuing to run two Medicare processes, as we continued to bill for treatments prior to July 1, 2016. We took the opportunity to put a number of things behind us as a result of changes in the market and in our internal processes. We had one-time non-recurring costs of approximately $1 million in the quarter. Additionally, as we closed the third quarter, we noticed a formula error related to our revenue recognition estimation model, which was announced on November 7, 2016. As a result, with the assistance of independent outside professionals, we restated our financial results for 2015 and the first and second quarters of 2016. We are confident that we have taken the necessary steps to correct and implement the appropriate internal controls to strengthen our financial reporting.”

“Third quarter net revenues decreased 6% and net rental revenues decreased 11%, despite an 11% increase in our direct rental business. We experienced a decrease in revenue resulting from moving our Medicare patients from an insurance billing to a direct to clinic provider billing in the third quarter due the CMS change. Additionally, our team was focused on educating our 1,800 infusion clinic healthcare providers of the CMS change, as we transition them to a new direct billing model for their Medicare patients. Despite these challenges during the quarter, we added 71 new payor network contracts, deployed approximately 450 infusion pumps into the oncology market and we now have a modernized fleet of more than 60,000 pumps. The rollout of our new EXPRESS system, that eliminates duplicate data entry continues to gain traction, as we now have approximately 1,495 medical facilities converted to our new connectivity system.”

Mr. Steen concluded, “Looking forward, we are highly focused on strengthening our balance sheet and generating cash. Our goals include driving operational efficiencies and reducing capital expenditures to consistently reduce debt.”

Third Quarter Results

Net Revenues in the third quarter of 2016 were $17.2 million, a decrease of $1.1 million, or 6%, from $18.3 million in the third quarter of 2015. Net Rental revenues decreased 11% to $14.6 million; net revenues from product sales, mainly disposables, increased 40% to $2.6 million from the third quarter of 2015. The decrease in net revenues can be attributed to a transition to an alternative billing arrangement due to the Medicare billing change that resulted in a decrease in pricing offsetting some new revenue from growth.

The Company is focused on net rental revenues less bad debt (“Net Collected Rental Revenues”) versus prior year. Net Collected Rental Revenues decreased 10% to $13.5 million versus $15.0 million in the comparable quarter of 2015. Bad debt as a percentage of net revenues decreased to 6% compared to 8% for the same prior year period.

Net income in the third quarter was $56,000, equal to $0.00 per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share, in the same prior year period. Adjusted net income, adding back interest expense and other income and expenses was $0.1 million, or $0.00 per diluted share, compared to $1.1 million, or $0.05 per diluted share, in the same prior year period.

Gross profit for the three months ended September 30, 2016 was $10.4 million, a decrease of $2.5 million, or 19%, from $12.9 million in the third quarter of 2015. It represented 60.3% of net revenues in the third quarter compared to 70.3% in the prior year period. The decrease in gross profit as a percentage of net revenues for the period is mainly due to the decrease in rental revenues for the Medicare billing change, in addition to increase cost of revenues – product and supply costs, including $1 million for additional depreciation on newly purchased pumps.

During the three months ended September 30, 2016, general and administrative (“G&A”) expenses were $5.3 million, a decrease of $0.4 million, or 7%, compared to $5.7 million for the same prior year period. The decrease in G&A expenses versus the same prior year period was mainly attributable to decreases in stock compensation, salaries and benefits; offset by increases in professional fees and outside services of $0.5 million.

Selling and marketing expenses for the 2016 third quarter were $2.5 million, a decrease of $0.2 million, or 6%, compared to $2.7 million in the third quarter of 2015. Other expenses for the third quarter of 2016 were $0.4 million compared to $0.3 million for the same prior year period. This is largely due to increased debt on the Company’s revolving credit facility.

Adjusted EBITDA was $3.4 million, a decrease of 27% for the third quarter of 2016 compared to $4.7 million for the same period in 2015. The Company utilizes Adjusted Net Income and Adjusted EBITDA as a means to measure its operating performance. A reconciliation from GAAP operating measures to Adjusted Net Income and Adjusted EBITDA, both non-GAAP measures, can be found in the appendix. Adjustments during the quarter were for severance related to our sales force management restructure and for costs associated in identifying and investigating strategic alternatives.

Financial Condition

Cash provided by operating activities for the nine months ended September 30, 2016 was $3.7 million compared to $5.4 million for the nine months ended September 30, 2015. This decrease is mainly due to non-cash items, including extinguishment of long term debt for $1.6 million. In addition, during the period, cash proceeds included decreases in accounts receivable of $2.8 million and increases in non-cash items for depreciation and amortization of $2.1 million; offset by decreases in accounts payable and other current liabilities of $2.2 million and $1.0 million less in net income during the period.

Cash used in investing activities was $4.7 million for the nine months ended September 30, 2016, compared to cash used of $12.7 million for the nine months ended September 30, 2015. The decrease in cash used was due to $5.9 million of cash used for the Ciscura acquisition made during the nine months ended September 30, 2015, a decrease of $1.4 million related to our spend on Information Technology capital projects for the year, and a decrease of $1.0 million on purchases of medical equipment.

As of September 30, 2016, the Company maintained cash and cash equivalents of $1.1 million and $4.7 million of net availability under the Revolver compared to $0.8 million and $9.9 million, respectively, at December 31, 2015.

Restatement of Previously Issued Financial Statements

The Company has completed the filing of its previously announced restatement of financial statements. The restatement is described in an amendment to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015 (the “Form 10-K/A”) and an amendment to the Company’s quarterly reports on Form 10-Q/A for the fiscal quarters ended March 31, 2016 and June 30, 2016 (the “Form 10-Q/A,” and collectively with the Form 10-K/A, the “Amendments”), each of which have been filed today with the Securities and Exchange Commission (the “SEC”).

Conference Call

The Company will conduct a conference call for investors on December 13, 2016 at 8:00 a.m. Eastern Time to discuss third quarter performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, Chris Downs, interim chief financial officer and Trent Smith, chief accounting officer will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-2782 and use the confirmation number 43986037. This press release will be available on most financial websites. Additionally, a web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in

Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K/A for the year ended December 31, 2015 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including our Form 10-Q for the third quarter of 2016. Our annual report on Form 10-K/A is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	December 31,
(in thousands, except share data)	2016	2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,072	$818
Accounts receivable, less allowance for doubtful accounts of $4,167 and $4,737 at September 30, 2016 and December 31, 2015, respectively	12,216	12,622
Inventory	2,065	1,916
Other current assets	1,260	861
Deferred income taxes	2,743	2,743

Total Current Assets	19,356	18,960
Medical equipment held for sale or rental	1,610	2,277
Medical equipment in rental service, net of accumulated depreciation	29,672	27,837
Property & equipment, net of accumulated depreciation	2,140	2,370
Intangible assets, net	31,814	31,534
Deferred income taxes	12,022	12,128
Other assets	474	251

Total Assets	$97,088	$95,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,676	$6,586
Current portion of long-term debt	7,283	5,060
Other current liabilities	2,692	3,641

Total Current Liabilities	14,651	15,287
Long-term debt, net of current portion	31,356	29,750
Other long term liabilities	102	—

Total Liabilities	$46,109	$45,037

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,833,821 and 22,636,161, respectively, as of September 30, 2016 and 22,739,550 and 22,541,890, respectively, as of December 31, 2015	2	2
Additional paid-in capital	91,647	91,238
Retained deficit	(40,670)	(40,920)

Total Stockholders’ Equity	50,979	50,320

Total Liabilities and Stockholders’ Equity	$97,088	$95,357

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30		September 30
	2016	2015	2016	2015
		(Restated)		(Restated)
Net revenues:
Rentals	$14,640	$16,468	$47,370	$46,816
Product Sales	2,586	1,843	6,273	4,983

Net revenues	17,226	18,311	53,643	51,799
Cost of revenues:
Cost of revenues — Product, service and supply costs	4,018	3,580	12,313	10,251
Cost of revenues — Pump depreciation and disposals	2,819	1,854	7,241	5,135

Gross profit	10,389	12,877	34,089	36,413

Selling, general and administrative expenses:
Provision for doubtful accounts	1,098	1,453	3,912	3,790
Amortization of intangibles	958	756	2,792	2,100
Selling and marketing	2,490	2,655	7,629	8,079
General and administrative	5,267	5,683	18,328	17,652

Total selling, general and administrative	9,813	10,547	32,661	31,621

Operating income	576	2,330	1,428	4,792
Other income (expense):
Interest expense	(384)	(338)	(1,016)	(1,397)
Loss on extinguishment of long term debt	—	—	—	(1,599)
Other income	(6)	(47)	21	(28)

Total other expense	(390)	(385)	(995)	(3,024)
Income before income taxes	186	1,945	433	1,768
Income tax expense	(130)	(807)	(183)	(508)

Net income	$56	$1,138	$250	$1,260

Net income per share:
Basic	$0.00	$0.05	0.01	0.06
Diluted	$0.00	$0.05	0.01	0.06
Weighted average shares outstanding:
Basic	22,620,386	22,448,849	22,614,203	22,380,202
Diluted	22,995,643	22,838,371	23,059,794	22,769,715

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30
(in thousands)	2016	2015
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,735	$5,385

INVESTING ACTIVITIES
Acquisition of business	(200)	(5,899)
Purchase of medical equipment and property	(6,997)	(9,390)
Proceeds from sale of medical equipment and property	2,511	2,599

NET CASH USED IN INVESTING ACTIVITIES	(4,686)	(12,690)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(44,197)	(52,681)
Cash proceeds from revolving credit facility	45,327	60,605
Debt issuance costs	—	(157)
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(50)	(144)
Cash proceeds from stock plans	125	156

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,205	7,779

Net change in cash and cash equivalents	254	474
Cash and cash equivalents, beginning of period	818	515

Cash and cash equivalents, end of period	$1,072	$989

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO ADJUSTED EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
(in thousands)		(Restated)		(Restated)
Net income	$56	$1,138	$250	$1,260
Adjustments:
Interest expense	384	338	1,016	1,397
Income tax expense (benefit)	130	807	183	508
Depreciation	1,752	1,414	5,125	3,746
Amortization	958	756	2,792	2,100

EBITDA	$3,280	$4,453	$9,366	$9,011
Stock compensation	(16)	179	334	796
Loss on early extinguishment of long term debt	—	—	—	1,599
Severance	42	—	117	202
Strategic alternatives/transition costs	109	22	304	426

EBITDA - Adjusted	$3,415	$4,654	$10,121	$12,034

OPERATING INCOME TO ADJUSTED NET INCOME:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
(in thousands)		(Restated)		(Restated)
Operating income	$576	$2,330	$1,428	$4,792
Adjustments:
Severenace	42	—	117	202
Strategic altneratives/transition costs	109	22	304	426
Interest expense	(384)	(338)	(1,016)	(1,397)
Other income	(6)	(47)	21	(28)

Income before income taxes - adjusted	$337	$1,967	$854	$3,995
Income tax expense	236	817	359	1,147

NET INCOME - adjusted	$101	$1,150	$495	$2,848

Net income per share:
Basic	$0.00	$0.05	$0.02	$0.13
Diluted	$0.00	$0.05	$0.02	$0.13
Weighted average shares outstanding:
Basic	22,620,386	22,448,849	22,614,203	22,380,202
Diluted	22,995,643	22,838,371	23,059,794	22,769,715